Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK RIGHTS
ISSUED UNDER
RYDER SYSTEM, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

20XX TERMS AND CONDITIONS

The following terms and conditions apply to the 20XX performance-based restricted stock rights (the “PBRSRs”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Performance-Based Restricted Stock Right Award Notification (the “Notification”) which references these terms and conditions. Certain terms of the PBRSRs, including the number of Shares underlying the PBRSRs, are set forth in Schedule A and in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the PBRSRs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in Schedule A or the Notification.

1.
General. Each PBRSR represents the right to receive one Share on a future date based upon the attainment of certain financial performance goals and continued employment, on the terms and conditions set forth in Schedule A, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933 have been made available to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the PBRSRs may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her PBRSRs and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the PBRSRs shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals.

The financial performance goals (the “Performance Goals”) applicable to the Award are set forth in Schedule A.

3.
Delivery of Shares. Provided that the Participant remained continuously employed through the end of the Performance Period (but subject to Sections 4 and 5 below), the number of Shares equal to the number of Accrued PBRSRs, net of the number of Shares necessary to satisfy applicable withholding taxes, will be transferred to an account held in the name of the Participant by the Company’s independent stock plan administrator and the Participant will receive notice of such transfer together with all relevant account details. Such transfer will occur in 20XX as soon as practicable after the Committee has determined the Company’s relative attainment with respect to the Performance Goals after the conclusion of the Performance Period, provided that in no event shall the transfer be made after March 15, 20XX. As used herein, the term “Performance Period” shall mean the period from January 1, 20XX through December 31, 20XX.

4.	Termination of the PBRSRs; Forfeiture. The PBRSRs will be cancelled upon the termination of the Participant’s employment with the Company and its Subsidiaries as described below.

(a)
Resignation by the Participant or Termination by the Company or a Subsidiary: Except as provided in subsection (b) or Section 5 below, upon any termination of a Participant’s employment with the Company and its Subsidiaries prior to the end of the Performance Period, all outstanding PBRSRs will be forfeited and the Participant will not have any right to delivery of Shares. In addition, even if a Participant remains employed through the end of the Performance Period, if the Participant’s employment is subsequently terminated by the Company or a Subsidiary for Cause, the right to any undelivered Shares shall be forfeited, and the Company shall have the right to reclaim and receive from the Participant any Shares delivered to the Participant pursuant to Section 3 within the one year period before the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the equivalent after-tax value thereof (as of the date the Shares were transferred by the Participant) in cash.

Exhibit 10.3

(b)
Termination by reason of Death, Disability or Retirement: Except as otherwise provided in Section 5 below, if a Participant’s employment terminates due to death, Disability or Retirement prior to the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive a pro-rata number of Shares that would have been delivered pursuant to Section 3, had the Participant remained employed through the end of the Performance Period, based on the number of days during the Performance Period that the Participant is considered to be an active employee as determined by the Company, payable at the time and manner specified in Section 3 above.

(c)
Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant pursuant to Section 3 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the after-tax equivalent value thereof (as of the date the Shares were transferred by the Participant) in cash.

5.
Change of Control. Notwithstanding anything contained herein to the contrary, in the event of a Change of Control during the Performance Period, unless otherwise determined by the Committee prior to the Change of Control, each Participant shall be entitled to delivery of a number of Shares equal to the COC Share Amount (as defined below) (such Shares, the “COC Shares”); provided that, except as set forth in subsections (c) and (d) below, the Participant remains actively employed through the last day of the Performance Period. Except as set forth in subsections (c) and (d) below, the COC Shares shall be delivered at the time and manner specified in Section 3 above.

(a)
Calculation of the COC Share Amount. In the event of a Change of Control during the Performance Period, the Performance Period shall end, and the COC Share Amount shall be determined as of the date of the Change of Control. The COC Share Amount shall be equal to the greater of the Accrued PBRSRs for the Performance Period (measured as though the last day of the Performance Period was the date immediately preceding the date of the Change of Control) or one-hundred percent (100%) of the PBRSR Award.

(b)
Form of Payment. The Committee may determine that the COC Shares shall be (i) converted to and payable in units with respect to shares or other equity interests of the acquiring company or its parent or (ii) payable in cash based on the Fair Market Value of the COC Shares as of the Change of Control.

(c)
Termination without Cause or for Good Reason. If the Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, prior to the end of the Performance Period and upon or within 24 months following a Change of Control, the COC Shares shall be delivered in a lump sum within 60 days following the Participant’s employment termination date, subject to Section 9.17 of the Plan; provided that such Change of Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the rulings and regulations issued thereunder (any such transaction, a “409A Compliant COC”). In the event that such Change of Control does not constitute a 409A Compliant COC (any such transaction, a “Non-409A Compliant COC”), the COC Shares will be delivered to the Participant at the time and manner specified in Section 3 above.

(d)
Termination due to Death, Disability or Retirement. If a Participant’s employment terminates due to death, Disability or Retirement prior to the end of the Performance Period and upon or within 24 months following a Change of Control, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive the COC Shares, which shall be delivered in a lump sum within 60 days following the Participant’s employment termination date, subject to Section 9.17 of the Plan; provided that, the COC Shares will be delivered to the Participant at the time and manner specified in Section 3 above if the Change of Control is a Non-409A Compliant COC. If such termination occurs more than 24 months following a Change of Control, the COC Payment Amount will be pro-rated, based on the number of days during the Performance Period that the Participant is considered to be an active employee, as determined by the Company, and will be paid at the time

Exhibit 10.3

and manner specified in Section 3 above.

(e)
Termination Prior to a Change of Control. To the extent (i) a Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then upon the Change of Control, the Participant will become entitled to a cash payment equal to the product of: the Fair Market Value of a Share on the date of the Change of Control and the COC Share Amount. In the event of a 409A Compliant COC, such cash payment will be made in a lump sum within 60 days following the date on which the Change of Control occurs. In the event of a Non-409A Compliant COC, the cash payment will be paid to the Participant at the time and manner specified in Section 3 above. In the event that a Participant’s termination of employment by the Company under this Section 5(e) also meets the requirements of Retirement, this Section 5(e) shall supersede Section 4(b) above.

6.
Rights as a Shareholder; Dividend Equivalent Rights. The Participant will not have the rights of a shareholder of the Company with respect to Shares subject to the PBRSRs until such Shares are actually delivered to the Participant. At the time Shares are delivered to the Participant pursuant to Section 3 or Section 5, as applicable, the Company will make a cash payment equal to the product of (i) the number of Accrued PBRSRs or the COC Share Amount, if applicable, and (ii) the aggregate dividends paid on a Share during the Performance Period.

7.
U.S. Federal, State and Local Income Taxes. The Participant is solely responsible for the satisfaction of all taxes that may arise in connection with the PBRSRs. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the PBRSRs, including by withholding Shares otherwise issuable upon settlement of the PBRSRs (as determined by the Company in its sole discretion), an amount equal to the federal (including FICA), state and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the PBRSRs. The Company intends to satisfy this withholding obligation by reducing the number of Shares and/or cash to be delivered to the Participant under this Agreement in an amount sufficient to satisfy the withholding obligations due (based on the Fair Market Value of the Shares for the related PBRSRs). Notwithstanding the foregoing, the Company may satisfy any tax obligations it may have in any other jurisdiction outside of the U.S. in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

8.
Section 409A. The PBRSRs are intended to comply with Section 409A of the Code or an exemption, and delivery of Shares and other payments pursuant to the PBRSRs may only be made upon an event and in a manner permitted by Section 409A, to the extent applicable. The PBRSRs shall be administered consistent with Section 9.17 of the Plan.

9.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the PBRSRs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The PBRSRs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

10.
No Employment Right. Neither the grant of the PBRSRs nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant PBRSRs hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

11.
No Assignment. A Participant’s rights and interest under the PBRSRs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the PBRSRs or the Award Documents.

12.	Unfunded Plan. Any Shares or other amounts owed under the PBRSRs shall be unfunded. The Company shall

Exhibit 10.3

not be required to establish any special or separate fund, or to make any other segregation of assets, to assure delivery or payment of any earned amounts.

13.
Company Policies. Any amounts paid under the PBRSRs are considered “incentive compensation” under the Company’s Recoupment Policy, in effect from time to time. The PBRSRs and any Shares or cash paid pursuant to the PBRSRs shall be subject to all applicable clawback or recoupment policies, share trading policies, share holding and other policies that may be implemented by the Company’s Board of Directors from time to time.

14.	Definitions.

(a)
“Accrual Percentage” means the percentage of the PBRSRs that accrues at the end of the Performance Period pursuant to Section 2 based on the Company’s attainment of the Performance Goals or as described in Section 5.

(b)	“Accrued PBRSRs” means the Accrual Percentage for the Performance Period times one hundred percent (100%) of the PBRSR Award.

(c)	“Performance Period” means the period from January 1, 20XX through December 31, 20XX.

(d)	“Proscribed Activity” means any of the following:

(i)
the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement, to the extent such agreements are enforceable under applicable law;

(ii)
the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)
the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)
the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)
the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)	following the Participant’s termination of employment, the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries,

Exhibit 10.3

or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)
the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

Notwithstanding the foregoing, nothing in these terms and conditions restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Participant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Participant is not required to notify the Company that the Participant has engaged in such communications with the Regulators.

If the Participant primarily provides services in California, subsection (iii) above shall not apply to the Participant and subsection (v) above shall apply to the Participant only to the extent that the Participant uses or discloses confidential information of the Company or any of its Subsidiaries in performing such Proscribed Activity and to the extent permitted by applicable law.

(e)
“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (i) the one year anniversary of such termination date or (ii) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(f)
“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

(g)	“Performance Period” means the period from January 1, 20XX through December 31, 20XX.

13.
Other Benefits. No amount accrued or paid under the PBRSRs shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.

14. Defend Trade Secrets Act Notice. Participants are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.